As filed with the Securities and Exchange Commission on March 19, 2025

Registration No. 03-316101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 03-316101

UNDER
THE SECURITIES ACT OF 1933

PSYCHEMEDICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	58-1701987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5220 Spring Valley Road, Suite 230
Dallas, Texas 75254
(Address of Principal Executive Offices) (Zip Code)

1986 Incentive Stock Option Plan
(Full title of the plans)

Brian Hullinger
President and Chief Executive Officer
Psychemedics Corporation
5220 Spring Valley Road, Suite 230
Dallas, Texas 75254
(Name and address of agent for service)

(800) 527-7424

(Telephone number, including area code, of agent for service)

Copies to:

Patrick J. Kinney, Jr., Esq.

Lynch Fink Harrington & Gray, LLP

6 Beacon Street, Suite 415

Boston, Massachusetts 02108

(617) 951-0800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by Psychemedics Corporation, a Delaware corporation (the “Company”), removes from registration all shares of the Company’s common stock, par value $0.005 per share (the “Common Stock”) registered under the following Registration Statements on Form S-8 filed by the Company (each a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employment benefit and equity plans and agreements:

Registration Statement on Form S-8 (No. 03-316101), filed with the Commission in 1987, pertaining to the registration of 650,000 shares of Common Stock (162,500 shares, as adjusted for the reverse stock split in 2002) under the 1986 Incentive Stock Option Plan.

All of the share numbers set forth above reflect a 1-for-5,000 reverse stock split of the Common Stock, followed immediately by a 5,000-for-1 forward stock split of the Common Stock, effected on December 3, 2024.

On December 3, 2024, the Company provided notice to The Nasdaq Stock Market LLC (“Nasdaq”) that it intends to file a Form 25 with the Commission to voluntarily delist its shares of Common Stock from trading on Nasdaq in connection with its previously announced plan to deregister its common stock under the Securities Exchange Act of 1934, as amended, and to delist the Company’s common stock from trading on Nasdaq. On December 13, 2024, the Company filed such Form 25 with the Commission. In connection with the foregoing and the undertakings in the Registration Statements, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes and withdraws from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas in the State of Texas, on this 19th day of March, 2025.

PSYCHEMEDICS CORPORATION

By: /s/ Brian Hullinger
Name: Brian Hullinger
Title: President and Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statements.